The Securities represented by this Debenture have not been registered under the Securities Act of 1933, as amended (Act), or applicable state securities laws ("State Acts") and shall not be sold, hypothecated, donated or otherwise deferred unless the Company shall have received an opinion of Legal Counsel for the Company, or such other evidence as may be satisfactory to Legal Counsel for the Company, to the effect that any such transfer shall not require registration under the Act and the State Acts.


                           VOICE IT WORLDWIDE, INC.



                          8.00% CONVERTIBLE DEBENTURE

$2,450,000.00          No:  1

                        Date of Issue: October 27, 1995

Voice It Worldwide, Inc. (hereinafter referred to as the "Company" or "Borrower") is indebted and, for value received, herewith promises to pay to:

                         River Oaks Trust Company, FBO
              RENAISSANCE CAPITAL GROWTH & INCOME FUND III, INC.

or to its order, (together with any assignee, jointly or severally, the "Holder" or "Lender) on or before November 1, 2002 (the "Due Date") (unless this Debenture shall have been sooner called for redemption or presented for conversion as herein provided), the sum of Two Million Four Hundred Fifty Thousand Dollars ($2,450,000) (the "Principal Amount") and to pay interest on the Principal Amount at the rate of eight percent (8.00%) per annum as provided herein. In furtherance thereof and in consideration of the premises the Borrower covenants promises and agrees as follows:

1.         Interest: Interest on the Principal Amount outstanding from time to
           --------
time shall accrue at the rate of 8.00% per annum and be payable in monthly installments commencing December 1, 1995, and subsequent payments shall be made on the first day of each month thereafter until the Principal Amount and all accrued and unpaid interest shall have been paid in full. Overdue principal and interest on the Debenture shall to the extent permitted by applicable law, bear interest at the rate of 8.00% per annum All payments of both principal and interest shall be made at the address of the Holder hereof as it appears in the books and records of the Borrower, or at such other place as may be designated by the Holder hereof.

2.          Maturity If not sooner redeemed or converted, this Debenture shall
            --------
mature on November 1, 2002 at which time all then remaining unpaid principal interest and any other charges then due under the Loan Agreement shall be due and payable in full.

3.          Mandatory  Principal Installments: If this Debenture is not sooner
            ----------------------------------
redeemed or converted, Borrower shall pay to Holder, commencing on November 1, 1998, and the first day of each successive month thereafter prior to maturity, mandatory principal redemption installments, each of such installments to be in the amount of Ten Dollars ($10) per Thousand Dollars ($1,000) of the then remaining principal amount of the Debenture and further, at maturity, shall make a final installment of all of the remaining unpaid Principal Amount balance due plus the amount shall be applied in partial redemption of the Debenture when received by Holder.

4.        Change of Control  The Debenture shall if (i) the Company's stock is
          -----------------
not listed for exchange of the Nasdaq National Market, the New York Stock Exchange, American Stock Exchange or quoted on the Nasdaq Small Cap System or
(ii) there is a change of control with respect to the majority of the Company's voting stock, be redeemed at 111% of par prior to November, 1996, thereafter at 123% of par until November 1, 1997, thereafter at 137% of par until November 1, 1998, thereafter at 152% of par until November 1, 1999, and thereafter at 167% of par.

5.        Redemption  (a) On any interest payment date after November 1, 1997,
          ----------
and after prior irrevocable notice as provided for below, fifty percent (50%) of the outstanding principal amount of this Debenture is redeemable, in whole but not in part, at 120% of par if the following conditions arc satisfied: (i) The closing bid price for the Common Stock averages at least $7.50 per share for the 20 consecutive trading days prior to the irrevocable notice and the Borrower's Common Stock is listed on NASDAQ, AMEX or NYSE; (ii) the $7.50 bid price is supported by the Borrower's minimum of $0.33 in net earnings per share in the aggregate for the last four consecutive fiscal quarters preceeding the date of irrevocable notice excluding any extraordinary gains of the Borrower, and (iii) the Company will have already begun, and will continue to use its absolute best efforts to register the shares of Common Stock issuable upon conversion of the Debentures. The foregoing earnings per shares and bid price tests shall be duly adjusted for share splits, stock dividends, mergers, consolidations, and other recapitalizations.

     (b) On any interest payment date after November 1, 1998, and after prior irrevocable notice as provided for below, the outstanding principal amount of this Debenture is redeemable, in whole and in part, at 120% of par if the following conditions are satisfied: (i) The closing bid price for the Borrower's Common Stock averages at least $9.00 per share for the 20 consecutive trading days prior to the irrevocable notice and the Borrower's Common Stock is listed on NASDAQ, or NYSE; (ii) the $9.00 bid price is supported by the Borrower's minimum of $0.39 in net earnings per share in the aggregate for the last four consecutive fiscal quarters preceding the date of irrevocable notice excluding any extraordinary gains of the Borrower, and
(iii) the Company will have already begun, and will continue to use its absolute best efforts to register the shares of Common Stock issuable upon conversion of the Debentures. The foregoing earnings per share and bid price tests shall be duly adjusted for share splits, stock dividends, mergers, consolidations, and other recapitalizations.

(c) The Borrower may exercise this right to redeem prior to maturity by giving notice (the "Redemption Notice") thereof to the holder of this Debenture as such name appears on the books of the Borrower, which notice shall specify the terms of redemption (including the place at which the holder may obtain payment), the total principal amount to be redeemed (such principal amount plus the premium thereon herein called the "Redemption Amount") and the date for redemption (the "Redemption Date"), which date shall not be less than 90 days nor more than 120 days after the date of the notice. On the Redemption Date, the Borrower shall pay all accrued unpaid interest on the Debenture up to and including the Redemption Date, and shall pay to the holder a dollar amount equal to the Redemption Amount In the case of Debentures called for redemption, the conversion rights will expire at the close of business on the Redemption Date.

6. Conversion Right: The holder of this Debenture shall have the right, at holder's option, at any time, to convert all, or, in multiples of $100,000, any part of this Debenture into such number of fully paid and nonassessable shares of Common Stock, $.10 par value, of Borrower (the "Common Stock) as shall be provided herein. The holder of this Debenture may exercise the conversion right by giving written notice (the "Conversion Notice") to Borrower of the exercise of such right and stating the name or names in which the stock certificate or stock certificates for the shares of Common Stock are to be issued and the address to which such certificates shall be delivered. The Conversion Notice shall be accompanied by the Debnenture. The number of shares of Common Stock that shall be issuable upon conversion of the Debenture shall equal the face amount of the Debenture divided by the Conversion Price as defined below and in effect on the date the Conversion Notice is given; provided, however, that in the event that this Debenture shall have been partially redeemed, shares of Common Stock shall be issued pro rata, rounded to the nearest whole share. Conversion shall be deemed to have been effected on the date the Conversion Notice is received (the "Conversion Date"). Within 20 business days after receipt of the Conversion Notice, Borrower shall issue and deliver by hand against a signed receipt therefor or by United States registered mail, return receipt requested, to the address designated in the Conversion Notice, a stock certificate or stock certificates of Borrower representing the number of shares of Common Stock to which Holder is entitled and a check or cash in payment of all interest accrued and unpaid on the Debenture up to and including the Conversion Date. The conversion rights will be governed by the following provisions:

(a) Conversion Price: On the issue date hereof and until such time as an adjustment shall occur, the Conversion price per share shall be initially $2.625 per share provided, however, that the Conversion Price shall be subject to adjustment at the times, and in accordance with the provisions, as follow:

(i)       Adjustment for Issuance of Shares at less than the Conversion Price:
If and whenever any Additional Common Stock shares shall be issued by Borrower (the "Stock Issue Date") for a consideration per share less than the Conversion Price, then in each such case the initial Conversion Price shall be reduced to a new Conversion Price in an amount equal to the consideration per share received by the Borrower for the additional shares of Common Stock then issued and the number of shares issuable to Holder upon conversion shall be proportionately increased; and, in the case of shares issued without consideration, the initial Conversion Price shall be reduced in amount and the number of shares issued upon conversion shall be increased in an amount so as to maintain for the Holder the right to convert the Debenture into shares equal in amount to the same percentage interest in the Common Stock of the Borrower as existed for the Holder immediately preceding the Stock Issue Date. The provisions of this Section 6 shall not apply to issuances of the first 50,000 shares of Additional Common Stock that arc sold or granted for less than the Conversion Price. The above adjustment provision shall be subject to the Borrower's right to redeem the Debenture at 120% of par, or a higher price if by effect of this Debenture a higher price is then applicable, "within 20 days after the Borrower's issuance of additional shares at less than the Conversion Price; however, Borrower's right to redeem is subject to the holder's right to waive said adjustment and refuse redemption. Notice provisions for redemption found in Section 5 (c) above shall apply to the redemption right granted above.

(ii) Sale of Shares: In case of the issuance of Additional Common Stock for a consideration part or all of which shall be casl4 the amount of the cash consideration therefor shall be deemed to be the amount of the cash received by B4orrowcr for such shares, after any compensation or discount in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith. In case of the issuance of any shares of Additional Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefore other than cash, shall be deemed to be the then market value of the property received.

(iii) Reclassification of Shares: In case of the reclassification of securities into shares of Common Stock, the shares of Common Stock issued in such reclassification shall be deemed to have been issued for a consideration other than cash. Shares of Additional Common Stock issued by way of dividend or other distribution on any class of stock of Borrower shall be deemed to have been issued without consideration.

(iv) Split up or Combination of Shares: In case issued and outstanding shares of Common Stock shall be subdivided or split up into a greater number of shares of the Common Stock, the Conversion Price shall be proportionately decreased, and in case issued and outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price shall be proportionately increased, such increase or decrease, as the case may be, becoming effective at the time of record of the split-up or combination, as the case may be.

(v) Exceptions: The term "Additional Common Stock" herein shall mean all shares of Common Stock hereafter issued by Borrower (including Common Stock held in the treasury of Borrower), except (1) Common Stock issued upon the conversion of any of the Debentures; (2) Common Stock issued upon exercise of any warrants or stock purchase options issued and outstanding as of the date of this Debenture; and (3) Common Stock issued pursuant to exercise of authorized or outstanding options under any currently existing stock option plan for the officers, directors, and certain other key personnel as defined in said stock option plans of Borrower as currently established.

(b)          Adjustment  for  Mergers,  Consolidations,  Etc.:

(i) In the event of distribution to all Common Stock holders of any stock, indebtedness of Borrower or assets (excluding cash dividends or distributions from retained earnings) or other rights to purchase securities or assets, then, after such event, the Debentures will be convertible into the kind and amount of securities, cash and other property which the holder of the Debentures would have been entitled to receive if the holder owned the Common Stock issuable upon conversion of the Debentures immediately prior to the occurrence of such event.

(ii) In case of any capital reorganization, rectification of the stock of Borrower (other than a change in par value or as a result of a stock dividend, subdivision, split up or combination of shares), this Debenture shall be convertible into the kind and number of shares of stock or other securities or property of Borrower to which the holder of the Debenture would have been entitled to receive if the holder owned the Common Stock issuable upon conversion of the Debenture immediately prior to the occurrence of such event. The provisions of these foregoing sentence shall similarly apply to successive reorganizations, reclassifications, consolidations, exchanges, leases, transfers or other dispositions or other share exchanges.

(iii) The term "Fair Market Value", as used herein, is the value ascribed to consideration other than cash as determined by the Board of Directors of Borrower in good faith, which determination shall be final, conclusive and binding. If the Board of Directors shall be unable to agree as to such fair market value, then the issue of fair market value shall be submitted to arbitration under and pursuant to the rules and regulations of the American Arbitration Association, and the decision of the arbitrators shall be final, conclusive and binding, and a judgment may be entered thereon, provided however that such arbitration shall be limited to determination of the fair market value of assets tendered in consideration for the issue of Common Stock.

(iv)     Notice of Adjustment. (A) In the event Borrower shall propose to take
         --------------------
any action which shall result in an Adjustment in the Conversion Price Borrower shall give notice to the holder of this Debenture, which notice shall specify the record date, if any, with respect to such action and the date on which such action is to take place. Such notice shall be given on or before the earlier of 10 days before the record date or the date which such action shall be taken. Such notice shall also set forth all facts (to the extent known) material to the effect of such action on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of this Debenture. (B) Following completion of an event wherein the Conversion Price shall be adjusted, Borrower shall furnish to the holder of this Debenture a statement, signed by the Chief Executive Officer of Borrower, of the facts creating such adjustment and specifying the resultant adjusted Conversion Price then in effect.

7.     One Time Adjustment to Conversion Price.  The Conversion Price shall be
       ---------------------------------------
adjusted upon the Borrower's filing of its 1996 Form 1OKSB if the Borrower fails to earn before interest expense and taxes a minimum of $0.11 per share on a fully diluted basis including the shares issued upon a conversion of this Debenture. If an adjustment is triggered, then the Conversion Price shall be reduced to the lower of (i) fifteen (15) times 1996 earnings before interest expense and taxes per share on a fully diluted basis including the shares issued upon a conversion of this Debenture not to be reduced below two (2) times tangible book value per share or (ii) eighty percent (80%) of the closing bid price of the Common Stock for the 20 consecutive trading days after the date on which the Borrower filed its 1996 Form 10KSB. If an adjustment is required pursuant to Section 6, then the Borrower shall furnish to the holder of this Debenture, a statement, signed by the Chief Executive Officer of Borrower, of the facts creating such adjustment and specifying the resultant adjusted Conversion Price then in effect. The above mentioned adjustment shall only be utilized to adjust the Conversion Price to a price less than the then costing Conversion Price.

8.        Reservation of Shares: Borrower wan-ants and agrees that it shall at
          ----------------------
all times reserve and keep available, free from preemptive rights, sufficient authorized and unissued shares of Common Stock to effect conversion of this Debenture.

9.       Registration Rights.  Shares issued upon conversion of this Debenture
         -------------------
shall be restricted from transfer by the holder except if and unless the shares are duly registered for sale persuant to the Securities Act of 1933, as amended, or the transfer is duly exempt from registration.

The Holder has certain rights with respect to the registration of shares of Common Stock issued upon the conversion of this Debenture pursuant to the terms of the Loan Agreement. Borrower agrees that a copy of the Loan
Agreement with all amendments, additions or substitutions therefor shall be available to the Holder at the offices of Borrower.

10.       Taxes: The Borrower shall pay any documentary or other transactional
          -----
taxes attributable to the issuance or delivery of this Debenture or the shares of Common Stock issued upon conversion by the Holder (excluding any federal, state or local income taxes and any franchise taxes or taxes imposed upon the Holder by the jurisdiction, or any political subdivision thereof, under which such Holder is organized or is qualified to do business.)

11.          Default.
             -------

(a) Event of Default: An "Event of Default" shall exist if any one or more of the following events (herein collectively called "Events of Default") shall occur and be continuing:

(i) Borrower shall fail to pay (or shall state in writing an intention not to pay or its inability to pay), when due or not later than 10 days thereafter, any installment of interest on or principal of, any Debenture or any fee, expense or other payment required hereunder,

(ii) Any representation or warranty made under the Loan Agreement. or any of the other Loan Documents, or in any certificate or statement furnished or made to Lender pursuant hereto or in connection herewith or with the Loans hereunder, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made;

(iii) Default in the performance of any of the covenants or agreements of Borrower or its Subsidiaries, if any, confined under the Loan Agreement, or in any of the other Loan Documents, which default is not remedied within thirty
(30) days after written notice thereof to Borrower from Lender, provided that such 30 day grace period shall not apply to default of any payment requirement or notice covenant made by Borrower;

(iv) Default shall occur in the payment of any material Indebtedness of the Borrower or its Subsidiary, if any, (other than the obligation) or default shall occur in respect of any note, loan agreement or credit agreement relating to any such Indebtedness and such default shall continue for more than the period of grace, if any, specified therein and any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and shall not be promptly paid or extended;

(v) Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the borrower in accordance with the respective terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective rights, titles, interest, remedies, powers or privileges intended to be created thereby;

(vi) Borrower or its Subsidiaries (as defined in the Loan Agreement), if any, shall (A) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of itself, or of all or substantially all of such Person's assets, (B) file a voluntary petition in bankruptcy, admit in writing that such Person is unable to pay such Person's debts as they become due or generally not pay such Person's debts as they become due, (C) make a general assignment for the benefit of creditors, (D) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against such Person in any bankruptcy, reorganization or insolvency proceeding, or (F) take corporate action for the purpose of effective any of the foregoing;

(vii) An involuntary petition or complaint shall be filed against Borrower or any of its Subsidiaries, if any, seeking bankruptcy or reorganization of such Person or the appointment of a receiver, custodian, trustee, intervenor or liquidator of such Person, or all or substantially all of such Person's assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of Borrower or its Subsidiary, if any, or appointing a receiver, custodian, trustee, intervenor or liquidator of such Person, or of all or substantially all of such Person's assets;

(viii) Any final judgement(s) for the payment of money in excess of the sum of $250,000 in the aggregate shall be rendered against Borrower or any Subsidiary and such judgment or judgments shall not be satisfied or discharged at least ten (10) days prior to the date on which any of its assets could be lawfully sold to satisfy such judgment;

(ix) The failure of Borrower to issue and deliver shares of Common Stock as provided herein upon conversion of the Debenture; or

(x) The failure to elect Lender's nominee, if any, to the Board of Directors of the Borrower or the removal of Lender's nominee from the Board of Directors of Borrower for any reason other than good cause.

(b) Remedies Upon Event of Default: If an Event of Default shall have occurred and be continuing, then Lender may exercise any one or more of the following rights and remedies, and any other remedies provided in any of the Loan Documents, as Lender in its sole discretion, may deem necessary or appropriate:

(i) declare the unpaid Principal Amount (after application of any payments or installments received by Lender) of, and all interest then accrued but unpaid on, the Debentures and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment demand, protest, notice of default, notice of acceleration or of intention to accelerate or other notice of any kind, all of which Borrower hereby expressly waives.

(ii)          reduce  any  claim  to  judgment  and/or

(iii) without notice of default or demand, pursue and enforce any of Lender's rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable law or agreement, all of which rights may be specifically enforced.

(c)     Remedies Nonexclusive: Each right power or remedy of the holder hereof
        ---------------------
upon the occurrence of any Event of Default as provided for in this Debenture or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other right power or remedy provided for in this Debenture or now or hereafter existing at law or in equity or by statute. and the exercise or beginning of the exercise by the holder or transferee hereof of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the holder of any or all such other rights, powers or remedies.

(d)          Expense: Upon the occurrence of a Default or an Event of Default,
             -------
which occurrence is not cured within the notice provisions, if any provided therefore, Borrower agrees to pay and shall pay all costs and expenses (including Lenders attorney's fees and expenses) reasonably incurred by Lender in connection with the preservation and enforcement of Lender's rights under the Loan Agreement, the Debentures, or any other Loan Document.

12.       Failure to Act and Waiver.  No failure or delay by the holder hereof
          -------------------------
to require the performance of any term or terms of this Debenture or not to exercise any right, or any remedy shall constitute a waiver of any such term or of any right or of any default, nor shall such delay or failure preclude the holder hereof from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Debenture, the holder hereof shall not be deemed to waive the right either to require payment when due of all other amounts payable, or to later declare a default for failure to effect such payment of any such other amount. The failure of the holder of this Debenture to give notice of any failure or breach of the Borrower under this Debenture shall not constitute a waiver of any right or remedy in respect of such continuing failure or breach or any subsequent failure or breach.

13.     Consent to Jurisdiction:  The Borrower hereby agrees and consents that
        ------------------------
any action, suit or proceeding arising out of this Debenture n-Lay be brought in any appropriate court in the State of Texas including the United States District Court for the Northern District of Texas or in any other court having jurisdiction over the subject matter, all at the sole election of the holder hereof, and by the issuance and execution of this Debenture the Borrower irrevocably consents to the jurisdiction of each such court. The Borrower hereby irrevocably appoints CT Corporation, Dallas, Texas, as agent for the Borrower to accept service of process for and on behalf of the Borrower in any action, suit or pr g arising out of this Debenture. Except for default in payment of interest or principal when and as they become due, and except as otherwise specifically set forth herein or otherwise agreed to in writing by the parties, any action dispute, claim or controversy (all such herein called "Dispute") between or among the parties as to the facts or the interpretation of the Debenture shall be resolved as set forth in Section 11.05 of the Loan Agreement.

14.      Holders Right to Request Multiple Debentures.  The Holder shall, upon
         --------------------------------------------
written request and presentation of the Debenture, have the right, at any interest payment date, to request division of this Debenture into two or more units, each of such to be in such amounts as shall be requested; provided however that no Debentures shall be issued in denominations of face amount less than $1,000,000.

15.          Transfer.   This Debenture may be transferred on the books of the
             --------
Borrower by the registered Holder hereof, or by Holder's attorney duly authorized in writing, only upon (i) delivery to the Borrower of a duly executed assignment of the Debenture, or part thereof, to the proposed new Holder, along with a current notation of the amount of payments received and net Principal Amount yet unfunded, and presentment of such Debenture to the Borrower for issue of a replacement Debenture, or Debentures, in the name of the new Holder, (ii) the designation by the new Holder of the Lender's Agent for Notice, such agent to be the sole party to whom Borrower shall be required to provide notice when notice to Lender is required hereunder and who shall be the sole party authorized to represent Lender in regard to modification or waivers under the Debenture, the Loan Agreement, or other Loan Documents; and any action, consent or waiver, (other than a compromise of principal and interest), when given or taken by Lender's Agent for Notice, shall be deemed to be the action of the holders of a majority in amount of the Principal
Amount of the Debentures, as such holders are recorded on the books of the Borrower, and (iii) in compliance with the legend to read "The Securities represented by this Debenture have not been registered under the Securities Act of 1933, as amended ("Act"), or applicable state securities laws ("State Acts") and shall not be sold, hypothecated, donated or otherwise transferred unless the Company shall have received an opinion of Legal Counsel for the Company, or such other evidence as may be satisfactory to Legal Counsel for the Company, to the effect that any such transfer shall not require registration under the Act and the "State Acts."

The Borrower shall be entitled to treat any holder of record of the Debenture as the Holder in fact thereof and of the Debenture and shall not be bound to recognize any equitable or other claim to or interest in this Debenture in the name of any other person, whether or not it shall have express or other notice thereof save as expressly provided by the laws of Texas.

16.      Notice:  All notices and communications under this Debenture shall be
         ------
in writing and shall be either delivered in person or by FedEx and accompanied by a signed receipt therefor, or mailed first-class United States certified mail, return receipt requested, postage prepaid, and addressed as follows: (i) if to the Borrower at its address for notice as stated in the Loan Agreement; and, (ii) if to the holder of this Debenture, to the address (a) of such holder as it appears on the books of the Borrower, or (b) in the case of a partial assignment to one or more holders, to the Lender's Agent for Notice, as the case may be. Any notice of communication shall be deemed given and received as of the date of such delivery if delivered or if mailed, then three days after the date of mailing.

17.       Maximum Interest Rate: Regardless of any provision contained in this
          ----------------------
Debenture, Lender shall never be entitled to receive, collect or apply as interest on the Debenture any amount in excess of interest calculated at the Maximum Rate, and, in the event that Lender ever receives, collects or applies as interest any such excess the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Debenture is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds interest calculated at the Maximum Rate, Borrower and Lender shall, to the maximum extent permitted under applicable law, (i) characterize any non principal payment as an expense, fee or premium rather than as interest (ii) exclude voluntary prepaymrnts and the effects thereof, and (iii) amortize, pro rate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Debenture;. provided that if the Debenture is paid and performed in full prior to the end of the full contemplated term thereof and if the interest received for the actual period of existence thereof exceeds interest calculated at the Maximum Rate, Lender shall refund to Borrower the amount of such excess or credit the amount of such excess against the principal amount of the Debenture and, in such event, Lender shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of interst calculated at the Maximum Rate.

(b) "Maximum Rate" shall mean on any day, the highest nonusurious rate of interest (if any) permitted by applicable law on such day that at any time-, or from time to time, may be contracted for, taken, reserved, charged or received on the Indebtedness evidenced by the Debenture under the laws which are presently in effect of the United States of America and the State of Texas or by the laws of any other jurisdiction which are or may be applicable to the holders of the Debenture and such Indebtedness or, to the extent permitted by law, under such applicable laws of the United States of America and the State of Texas or by the laws of any other jurisdiction which are or may be applicable to the holder of the Debenture and which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

18.         Rights Under Loan Agreement:  This Debenture is issued pursuant to
            ---------------------------
that certain Convertible Debenture Loan Agreement dated October 27, 1995 by and between Voice It World Wide, Inc. as Borrower and Renaissance Capital Growth & Income Fund III, Inc. as Lender, (the "Loan Agreement"), and the holder hereof is entitled to all the rights and benefits and is subject to all the obligations of Lender under said agreement, including the maximum interest rates limitations as specified in Section 11.07 thereof. Both Borrower and Lender have participated in the negotiation and preparation of the Loan Agreement and of this Debenture. Borrower agrees that a copy of the Loan Agreement with all amendments, additions and substitutions therefor shall be available to the Holder at the offices of Borrower.

19. GOVERNING LAW: THIS DEBENTURE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THF, LAWS OF THF, STATE OF TEXAS, OR, WHERE APPLICABLE, THF, LAWS OF THE UNMD STATES.

IN WITNESS WHEREOF, the undersigned Borrower has caused this Debenture to be duly issued on the Date of Issue above stated.

BORROWER

Address  for  Notice:          Voice  It  Worlwide,  Inc.
--------------------
Voice  It  Worldwide,  Inc.
2643  Midpoint  Drive,  Suite  A
Fort  Collins,  CO  80525          By:
(800)          221-7711          Title:  President

     Attest  by:
     Title:  Assistant  Secretary

                 Acknowledgement for Voice It Worldwide, Inc.
                 --------------------------------------------

State
     SS
County  of  Dallas

On the 27th day of October, 1995, before me personally appeared Michelle Morgan known to me, who by me being duly sworn deposed and said: that she is the President and Chief Executive Officer of Voice It Worldwide, Inc., a Colorado corporation, and the corporation described in and which executed the foregoing instrument; that the foregoing instrument has been duly authorized by the Board of Directors of the corporation; that she has been duly ordered and has the power to execute such instrument as the binding obligation of the corporation and has signed her name thereto by such order; and that the seal affixed to the instrument is the seal of such corporation and it was affixed to this instrument by such order, or, if no seal is affixed then, no seal is required to authenticate the instrument as the binding act and agreement of such corporation.




     Notary  Public